ITEM 7
Aperio Group, LLC
BlackRock Advisors, LLC
BlackRock Asset Management Canada Limited
BlackRock Financial Management, Inc.
BlackRock Fund Advisors*
BlackRock Institutional Trust Company, National Association
BlackRock Investment Management (Australia) Limited
BlackRock Investment Management (UK) Limited
BlackRock Investment Management, LLC
BlackRock Japan Co., Ltd.
SpiderRock Advisors, LLC



*Entity beneficially owns 5% or greater of the outstanding shares of the security class being reported on this
Schedule 13G.